Exhibit 99.1

LPL INVESTMENT HOLDINGS INC. ANNOUNCES

PROPOSED REFINANCING OF SENIOR SECURED CREDIT FACILITIES

Boston, MA — March 6, 2012 — LPL Investment Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced its intention to refinance its existing senior secured credit facilities.

The proposed refinancing is expected to raise $1.35 billion to refinance the Company’s existing $1.33 billion credit facilities and pay related refinancing expenses.  The refinanced credit facilities are expected to include an additional $250 million revolving credit facility, which will remain undrawn at closing, and replaces the $163.5 million revolving facility currently in place.  The Company believes the proposed refinancing would strengthen its capital structure by extending the maturity of its facilities to 2017 and 2019 and may reduce the average interest expense under its currently outstanding indebtedness.

The Company is also seeking the ability under the terms of its refinancing to declare a one-time special dividend for all common stockholders of up to $230 million (up to $2.00 per share) using available cash on hand, and a regular quarterly dividend of up to $0.48 per share annually.  The payment of any dividends permitted under our credit facilities will be subject to approval by the Company’s Board of Directors, including both timing and amount.  Funds that would be received under the refinanced credit facility would not be used to fund either the proposed special dividend or regular ongoing dividends.  The Company anticipates completion of the proposed refinancing during the second quarter of 2012.

The Company’s management believes the proposed refinancing would preserve its capacity to further invest in the business. At the same time, the Company will maintain financial flexibility, including the ability to consider future acquisitions and share repurchases.  The Company’s management believes this capital structure would support the ability to pay ongoing shareholder dividends in the future and utilize cash-flow to deliver long-term sustainable growth while optimizing shareholder value.

Forward-Looking Statements

This press release includes certain forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by words such as “intends,” “believes,” “proposed,” “plans,” “expects, “seeks” and similar terms. There is risk and uncertainty regarding whether the Company will be able to consummate the proposed refinancing on terms that are satisfactory to the Company or at all and whether the Company will pay any dividends to its stockholders. Certain material factors are outside the Company’s control. For example, the Company may be unable to negotiate the terms of the potential refinancing with its lenders, including the right to pay cash dividends to its stockholders; the Company may not be able to fund dividends, including a special cash dividend, with cash on hand or at all; and the board of directors of the Company may not be willing to approve any dividend, even if the Company’s credit agreement permits it, or may authorize a dividend of a different amount than the special or regular dividends specified above.  Other factors include risks and uncertainties associated with changes in general economic and financial market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry, the Company’s credit ratings and credit capacity, the possibility that the Company’s stockholders, financial advisors or lenders could develop a negative perception of its long-or-short-term financial prospects if the level of its business activities decreases due to a market downturn, negative actions taken by regulatory authorities or rating organizations, fluctuations in the value of assets under management and other factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which is available at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. The Company does not undertake and specifically disclaims any obligation to release publicly revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of events, whether or not anticipated. In that respect, the Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

About LPL Financial

LPL Financial, a wholly owned subsidiary of LPL Investment Holdings Inc. (NASDAQ: LPLA), is the nation’s largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2011), a top RIA custodian, and a leading independent consultant to retirement plans.  LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 12,800 financial advisors and approximately 670 financial institutions. In addition, LPL Financial supports over 4,000 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have more than 2,700 employees with headquarters in Boston, Charlotte, and San Diego.  For more information, please visit www.lpl.com.

Securities offered through LPL Financial. Member FINRA/SIPC.

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LPLA-C

Investor Relations	Media Relations
Trap Kolman	Michael Herley
LPL Financial	Kekst and Company
Phone: (617) 897-4574	Phone: (212) 521-4897
Email: investor.relations@lpl.com	Email: michael-herley@kekst.com